Exhibit 10.1

Deutsche Bank

Deutsche Bank AG, London Branch
Winchester house
1 Great Winchester St.
London EC2N 2DB
Telephone: 44 20 7545 8000

c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Telephone: 212-250-2500

DATE:	May 15, 2013

TO:	VIVUS, Inc.
1172 Castro Street
Mountain View, CA 94040
ATTENTION:	Leland F. Wilson
TELEPHONE:	650-934-5200
FACSIMILE:	650-934-5389

FROM:	Deutsche Bank AG, London Branch

SUBJECT:	Base Capped Note Hedge Transaction

REFERENCE NUMBER(S):	535457

The purpose of this agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between Deutsche Bank AG, London Branch (“Deutsche”) and VIVUS, Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”).  This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.  This Confirmation constitutes the entire agreement and understanding of the parties with respect to the subject matter and terms of the Transaction and supersedes all prior or contemporaneous written and oral communications with respect thereto.

DEUTSCHE BANK AG IS NOT REGISTERED AS A BROKER OR DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  DEUTSCHE BANK SECURITIES INC. (“AGENT”) HAS ACTED SOLELY AS AGENT IN CONNECTION WITH THE TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION.  AS SUCH, ALL DELIVERY OF FUNDS, ASSETS, NOTICES, DEMANDS AND COMMUNICATIONS OF ANY KIND RELATING TO THE TRANSACTION BETWEEN DEUTSCHE BANK AG AND COUNTERPARTY SHALL BE TRANSMITTED EXCLUSIVELY

Chairman of the Supervisory Board:  Dr. Paul Achleitner.

Management Board:  Jürgen Fitschen (Co-Chairman), Anshu Jain (Co-Chairman), Stefan Krause, Stephan Leithner, Stuart Lewis, Rainer Neske and Henry Ritchotte.

Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFin — Federal Financial Supervising Authority) and regulated by the Financial Services Authority for the conduct of UK business; a member of the London Stock Exchange. Deutsche Bank AG is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration in England and Wales BR000005; Registered address: Winchester House, 1 Great Winchester Street, London EC2N 2DB. Deutsche Bank Group online: http://www.deutsche-bank.com

THROUGH AGENT.  DEUTSCHE BANK AG, LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).

The definitions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation.  In the event of any inconsistency between the Equity Definitions and the terms of this Confirmation, the terms of this Confirmation shall govern, and in the event of any inconsistency between either the Equity Definitions or this Confirmation and the Agreement (as defined below), the Equity Definitions or this Confirmation, as the case may be, shall govern.  For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Agreement or the Equity Definitions shall not be construed to exclude or limit the application of any other provision of this Confirmation, the Agreement or the Equity Definitions.  For the purposes of the Equity Definitions, each reference herein to a Note Hedging Unit shall be deemed to be a reference to a Call or an Option, as context requires.

This Confirmation evidences a complete and binding agreement between Deutsche and Counterparty as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall supplement, form a part of, and be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Deutsche and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation).  The Transaction shall be the only transaction under the Agreement.

The Transaction shall be considered a Share Option Transaction for purposes of the Equity Definitions, and shall have the following terms:

General:

Trade Date:	May 15, 2013.

Effective Date:	The closing date for the initial issuance of the Convertible Notes.

Transaction Style:	Modified American, as described below under “Procedure for Exercise”.

Transaction Type:	Note Hedging Units.

Seller:	Deutsche.

Buyer:	Counterparty.

Shares:	The common stock, par value USD0.001 per share, of Counterparty.

Convertible Notes:

4.50% Convertible Senior Notes of Counterparty due May 1, 2020 (as originally issued by Counterparty, the “Convertible Notes” and each USD 1000 principal amount of Convertible Notes, a “Convertible Note”), offered pursuant to an Offering Memorandum to be dated as of May 15, 2013 (the “Offering Memorandum”) and issued pursuant to the indenture to be dated on or about May 21, 2013, by and between Counterparty and Deutsche Bank National Trust Company, as trustee (the “Indenture”), excluding any such notes beneficially owned by the Company or its subsidiaries. References herein to the Indenture refer to the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation.  If any relevant sections of the Indenture are changed, added or renumbered upon execution of the

Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties.  Subject to the foregoing, references herein to the Indenture shall be to the Indenture as executed, without giving effect to any amendment, supplement or modification thereto other than, subject to the provision set forth under “Settlement Amount” below relating to Counterparty Determination, a Merger Supplemental Indenture (as defined below) and sections of the Indenture that are referred to herein shall conform to the descriptions thereof referred to in the Offering Memorandum. If any such definitions in the Indenture or any such sections in the Indenture differ from the descriptions thereof described in the Offering Memorandum, the descriptions thereof described in the Offering Memorandum will govern for purposes of this Confirmation. If any amendment or supplement is made to the Indenture following execution thereof (other than pursuant to a Merger Supplemental Indenture) (x) the Calculation Agent shall determine the relevant Settlement Amount and Settlement Date for any Note Hedging Unit exercised thereafter in accordance with this Confirmation by referring to the relevant provisions of the Indenture without giving effect to such amendment or supplement, and (y) such supplement or amendment shall be disregarded for all other purposes hereunder, unless the parties shall otherwise agree in writing.  Terms in quotation marks that are not otherwise defined in this Confirmation shall have the meanings set forth in the Indenture, unless the context requires otherwise.

Number of Note Hedging Units:	220,000, as reduced by any Note Hedging Units exercised hereunder.

Note Hedging Unit Entitlement:	USD1,000 divided by the Strike Price.

Strike Price:	USD14.8580

Cap Price:	As provided in Annex A to this Confirmation.

Premium:	As provided in Annex A to this Confirmation.

Premium Payment Date:	The Effective Date.

Exchange:	The NASDAQ Global Market.

Related Exchanges:	All Exchanges.

Calculation Agent:

Deutsche, which shall make all calculations, adjustments and determinations with respect to the Transaction that are not expressly required hereunder or under the Equity Definitions or the Agreement to be made by another party, and such calculations, adjustments and determinations shall be determined by it in a commercially reasonable manner in good faith. Following any calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such a written request a report (in a commonly used file format for the storage and manipulation of financial data, but without disclosing Deutsche’s proprietary models) displaying in reasonable detail the basis for such calculation and any assumptions made in accordance therewith.

Procedure for Exercise:

Potential Exercise Dates:	Each Final Period Conversion Date.

Final Period Conversion Dates:	Each “Conversion Date” of a Convertible Note occurring on or after the Cut-off Date.

Cut-off Date:	The date that is 35 “Scheduled Trading Days” immediately preceding the Expiration Date.

Required Exercise on Final Period Conversion Dates

On each Final Period Conversion Date, a number of Note Hedging Units equal to the number of Convertible Notes in denominations of USD1,000 principal amount submitted for conversion in respect of such Final Period Conversion Date in accordance with the terms of the Indenture shall be exercised automatically, subject to “Notice of Exercise” below; provided that in no event will the number of Note Hedging Units exercised or deemed exercised hereunder exceed the Number of Note Hedging Units.

Expiration Date:	May 1, 2020

Multiple Exercise:	Applicable, as provided under “Required Exercise on Final Period Conversion Dates”.

Automatic Exercise:	As provided under “Required Exercise on Final Period Conversion Dates”.

Notice of Exercise:

Notwithstanding anything to the contrary herein or in the Equity Definitions, in order to exercise any Note Hedging Units, Counterparty must (x) notify Deutsche in writing and (y) confirm receipt by telephone to 212-250-0668 or 212-250-2717 (or such other telephone number as provided by Deutsche to Counterparty), in each case:

(i) prior to 5:00 P.M., New York City time on the second “Scheduled Trading Day” prior to the Expiration Date, of all  Convertible Notes converted on each Final Period Conversion Date and the number of Note Hedging Units being exercised on the related Exercise Date; and

(ii) prior to 5:00 P.M., New York City time, on November 1, 2019, of the “Settlement Method” elected or deemed elected with the applicable “Specified Dollar Amount” in the case of “Combination Settlement”; provided that if Counterparty fails to timely provide the notice described in this clause or does not, in such notice, make the representation set forth under “No Material Non-Public Information” and an acknowledgement of its obligations under the federal securities laws (including, without limitation Section 9 and Section 10 of the Exchange Act) as of the date Counterparty delivers such notice, the “Settlement Method” shall be deemed to be “Combination Settlement” and the “Specified Dollar Amount” shall be deemed to be USD 1,000 for purposes of calculating the Settlement Amount (as defined below) and, in the case of any such actual or deemed election, Counterparty agrees that it will settle the relevant Convertible Notes using the “Settlement Method” and, in the case of “Combination Settlement,” the “Specified Dollar Amount” that are applicable hereunder.

Settlement Terms:

Settlement:

In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of any validly exercised Note Hedging Unit, Deutsche shall deliver to Counterparty, on the related Settlement Date, the Settlement Amount.

For the avoidance of doubt, to the extent Deutsche is obligated to deliver Shares hereunder, the provisions of Sections 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions shall be applicable to any such delivery of Shares, except that all references in such provisions to “Physical Settlement” and “Physically-settled” shall be read as references to “Share Settlement” and “Share Settled”; and provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws. “Share Settlement” means settlement of a Note Hedging Unit pursuant to clause (a) or (b) under “Settlement Amount” below, and “Share Settled” has a meaning correlative thereto.

Settlement Amount:

The aggregate of the number of Shares and/or amount of cash in USD for each Convertible Note in principal amount of USD 1,000 converted on such Final Period Conversion Date determined as follows:

(a)           if (x) “Combination Settlement” is applicable and the applicable “Specified Dollar Amount” is less than USD 1,000 or (y) “Stock Settlement” is applicable, a number of shares equal to the sum, for each of the 60 consecutive “Trading Days” (without regard to any actual “Conversion Period” under the Indenture) commencing on the 62nd “Scheduled Trading Day” prior to the “Maturity Date” (such period, the “Extended Conversion Period”), of (A) the excess, if any, of (X) 1/60th of the product of (1) the “Conversion Rate” on such “Trading Day” and (2) the lesser of the “Daily VWAP” (determined by the Calculation Agent in accordance with the Indenture) on such “Trading Day” and the Cap Price over (Y) USD 1/60th of USD 1,000, divided by (B) such “Daily VWAP”;

(b)           if “Combination Settlement” is applicable and the applicable “Specified Dollar Amount” is greater than or equal to USD 1,000,

(1) a number of shares equal to the sum, for each “Trading Day” during the related “Conversion Period,” of the greater of (x) the “Daily Net Share Settlement Number” on such “Trading Day” and (y) zero, and

(2) an amount of cash equal to the sum, for each “Trading Day” during the related “Conversion Period”, of the excess, if any, of (i) the lesser of the “Daily Conversion Value” on such “Trading Day” and the “Daily Measurement Value” on such “Trading Day,” over (ii) 1/30th of USD 1,000;

provided that if the “Daily Conversion Value” on any such “Trading Day” exceeds the product of the Cap Price and 1/30th of the Conversion Rate on such “Trading Day” (the “Capped Daily Conversion Value”) then the “Daily Conversion Value” shall be deemed to be the Capped Daily Conversion Value (including for the purpose of determining the “Daily Net Share Settlement Number”;

(c)           if “Cash Settlement” is applicable, an amount of cash equal to the sum, for each “Trading Day” during the related “Conversion Period”, of the excess, if any, of (i) the “Daily Conversion Value” on such “Trading Day” over (ii) 1/30th of USD 1,000; provided that if the “Daily Conversion Value” on any such “Trading Day” exceeds the Capped Daily Conversion Value  then the “Daily Conversion Value” shall be deemed to be the Capped Daily Conversion Value.

Following the occurrence of any Merger Event in which the holders of Shares receive only cash, the Settlement Amount in respect of any Note Hedging Unit exercised thereafter shall consist of, in lieu of any Settlement Amount determined above, an amount of cash equal to the product of (i) “Conversion Rate” (determined without giving effect to any Fundamental Change Adjustment or any Discretionary Adjustment as defined below) and (ii) the excess, if any, of (a) the lesser of the Cap Price and the amount of cash received by a holder of one Share in such Merger Event, over (b) the Strike Price.  For the avoidance of doubt if there is no such excess, than the Settlement Amount shall be zero and Deutsche shall not deliver any consideration upon exercise of any Note Hedging Unit. Any such Settlement Amount shall be payable on the tenth “Business Day” following the applicable Exercise Date.

Deutsche will deliver cash in lieu of any fractional Shares based on (i) the “Daily VWAP” on the last “Trading Day” of the applicable “Conversion Period” or the last Trading Day of the applicable Extended Conversion Period, as the case may be and (ii) the aggregate number of Note Hedging Units exercised on any Exercise Date.

In addition, and notwithstanding anything to the contrary herein:

(i) the Settlement Amount shall be determined by the Calculation Agent excluding any increase to the “Conversion Rate” pursuant to Section 14.03 of the Indenture (a “Fundamental Change Adjustment”) or any voluntary adjustment to the “Conversion Rate” pursuant to Section 14.04(h) of the Indenture (a “Discretionary Adjustment”); and

(ii) if Counterparty or its board of directors is permitted or required to exercise discretion under the terms of the Indenture with respect to any determination, calculation or adjustment (including, without limitation, any adjustment under Section 14.05 of the Indenture, any adjustment to the terms of the Convertible Notes following a Merger Event pursuant to Section 14.07 of the Indenture, or any determination of the fair market value of distributed property, the volume weighted average price of Shares or the value of a “Unit of Reference Property”) (any such determination, calculation or adjustment, a “Counterparty Determination”), Counterparty shall consult with Deutsche with respect thereto and, if Deutsche disagrees in good faith in a commercially reasonable manner with such determination, calculation or adjustment, notwithstanding anything herein to the contrary, Deutsche shall make such determination, calculation or adjustment in a commercially reasonable manner for purposes of the Transaction.

Notwithstanding the foregoing, in no event shall the sum of (x) the product of the number of Shares delivered in respect of a Note Hedging Unit and the Applicable Limit Price on the Settlement Date for such Note Hedging Unit and (y) the amount of cash paid in respect of any Note Hedging Unit (including any cash in lieu of any fractional Share), exceed the Applicable Limit for such Note Hedging Unit.

Section 6.3(a) of the Equity Definitions is hereby amended by deleting the remainder of clause (ii) thereof following the words “at any time.”

Applicable Limit:

For any exercised Note Hedging Unit, an amount in USD equal to the excess of (i) the sum of (A) the amount of cash, if any, paid to the holder of USD 1,000 principal amount of Convertible Notes converted on the related Conversion Date and (B) the product of (x) the number of Shares, if any, delivered to the holder of USD 1,000 principal amount of Convertible Notes converted on the related Conversion Date and (y) the Applicable Limit Price on the applicable Settlement Date over (ii) USD 1,000.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page VVUS <equity> (or any successor thereto).

Notice of Settlement Amount:	No later than the “Scheduled Trading Day” immediately following the last day of the relevant “Conversion Period,” Counterparty shall give

Deutsche notice of the final number of Shares and/or the amount of cash that Counterparty is required to deliver to holders of the relevant Convertible Notes (the “Convertible Obligation”) (it being understood that (i) Counterparty may provide a single such notice of the aggregate Convertible Obligation for all Convertible Notes converted on or after the 35th “Scheduled Trading Day” prior to the Exercise Date and (ii) for the avoidance of doubt, the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise, as set forth above, in any way).

Settlement Date:

In respect of an Exercise Date, (i) the settlement date for the Shares or cash to be delivered under the Convertible Notes converted on the corresponding Conversion Date under the terms of the Indenture or (ii) if clause (a) under “Settlement Amount” above applies to such Exercise Date, the date that falls one Settlement Cycle following the end of the applicable Extended Conversion Period.

Settlement Currency:	USD.

Restricted Certificated Shares:

Notwithstanding anything to the contrary in the Equity Definitions, Deutsche may, in whole or in part, deliver Shares in certificated form representing the Share portion of the Settlement Amount to Counterparty in lieu of delivery through the Clearance System.

Share Adjustments:

Potential Adjustment Events:

Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means any occurrence of any event or condition, as set forth in Section 14.04(a)-(f) or Section 14.05 of the Indenture, that would result in an adjustment under the Indenture to the “Conversion Rate” or any other term of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of a Fundamental Change Adjustment or a Discretionary Adjustment.

For the avoidance of doubt, Deutsche shall not have any delivery obligation hereunder in respect of any “Distributed Property” delivered by Counterparty pursuant to the third sentence of the second paragraph of Section 14.04(c) of the Indenture or any payment obligation in respect of any cash paid by Counterparty pursuant to the third sentence of the second paragraph of Section 14.04(d) of the Indenture (collectively, the “Conversion Rate Adjustment Fallback Provisions”), and no adjustment shall be made to the terms of the Transaction on account of any event or condition described in the Conversion Rate Adjustment Fallback Provisions.

Method of Adjustment:

Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any Potential Adjustment Event (excluding, for the avoidance of doubt, any Fundamental Change Adjustment or Discretionary Adjustment), the

Calculation Agent (a) shall make a corresponding adjustment to any one or more of the Strike Price, Number of Note Hedging Units, the Note Hedging Unit Entitlement, the composition of the Shares and any other variable relevant to the exercise, settlement, payment or other terms of the Transaction (subject to the provisions set forth under “Settlement Amount” above in respect of any Counterparty Determination) and (b) may adjust the Cap Price as appropriate to account for the economic effect on the Transaction of such Potential Adjustment Event; provided that the Cap Price shall not be adjusted so that it is less than the Strike Price. In addition, if any Potential Adjustment Event, or the effective date, “Expiration Date” or “Ex-Dividend Date” for such an event, occurs during an Extended Conversion Period, the Calculation Agent may make such further adjustments, without duplication of any prior adjustments made for such event, as it determines commercially reasonably necessary to the Settlement Amount for the relevant Note Hedging Units (subject to the provisions above relating to the Applicable Limit).

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 14.07(a)(i)-(iv) of the Indenture.

Notice of Merger Consideration:

In respect of any Merger Event, Counterparty shall notify the Calculation Agent of (i) if applicable, the weighted average of the kind and amounts of consideration to be received by the holders of Shares in any Merger Event who affirmatively make such an election and (ii) the details of the adjustments made under the Indenture in respect of such Merger Event, in each case, promptly upon determination thereof (and in any event prior to the effective date of the Merger Event), and Counterparty shall deliver a copy of the supplemental indenture effecting such adjustments (a “Merger Supplemental Indenture”) as promptly as practicable following execution thereof.

Consequences of Merger Events:

Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent (A) shall make the corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Strike Price, the Number of Note Hedging Units, the Note Hedging Unit Entitlement, the Settlement Date and any other variable relevant to the exercise, settlement or payment or other terms of the Transaction (subject to the provisions set forth under “Settlement Amount” above in respect of any Counterparty Determination); provided that such adjustment shall be made without regard to any Fundamental Change Adjustment or any Discretionary Adjustment and (B) may adjust the Cap Price as appropriate to account for the economic effect on the Transaction of such Merger Event or Tender Offer; provided that the Cap Price shall not be adjusted so that it is less than the Strike Price; provided further that if the Calculation Agent determines that no adjustment it could make under this clause (B) will produce a commercially reasonable result, Cancellation and Payment (Calculation Agent Determination) shall apply. Notwithstanding the foregoing, if, with respect to a Merger Event, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares (or depositary receipts with respect to shares) of an entity or person that is not a corporation organized under the laws of the United States, any State thereof or the District of Columbia or (ii) Counterparty following such Merger Event will not be a corporation organized under the laws of the United States, any State thereof or the District of Columbia or will not be the Issuer following such Merger Event, Cancellation and Payment (Calculation Agent Determination) may apply at Deutsche’s sole election.

Announcement Event:

If an Announcement Event occurs, the Calculation Agent will determine the economic effect of the Announcement Event on the theoretical value of the Transaction (i) on or after the relevant Announcement Date and (ii) on the Expiration Date or any earlier date of termination or cancellation for the Transaction (in each case, which may include, without limitation, any actual or expected change in volatility, dividends, correlation, stock loan rate or liquidity relevant to the Shares or to the Transaction), and if, in the case of clause (i) or (ii), such economic effect is material and Deutsche so elects acting in a commercially reasonable manner, the Calculation Agent will (x) adjust the terms of the Transaction to reflect such economic effect and (y) determine the effective date of such adjustment; provided that, notwithstanding the foregoing, if the related Merger Date or Tender Offer Date, as the case may be, or any subsequent related Announcement Event, occurs on or prior to the effective date of such adjustment, any further adjustment to the terms of the Transaction with respect to such Merger Date, Tender Offer Date or Announcement Event pursuant to this Confirmation and/or the Equity Definitions shall take such earlier adjustment into account to avoid duplication (and, for the avoidance of doubt, where Cancellation and Payment is applicable, the Determining Party shall take into account to avoid duplication such adjustment in determining the Cancellation Amount).  “Announcement Event” shall mean the occurrence of an Announcement Date in respect of a Merger Event or Tender Offer (defined as set forth in the Equity Definitions solely for purposes of an Announcement Event and the consequences thereof, notwithstanding the fact that such Merger Date or Tender Offer Date may not, or may not be anticipated to, occur on or prior to the Expiration Date.  The definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions shall be amended by (a) replacing the word “leads” in the third line thereof and in the fifth line thereof with the words “could reasonably lead (as determined by the Calculation Agent)” (b) deleting the word “firm” in the second and fourth lines thereof and (c) inserting the words “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)” at the end of clauses (i) and (ii) thereof.

Nationalization, Insolvency and Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended (i) by inserting the parenthetical “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” at the end of clause (A) thereof, (ii) by the replacement of the word “Shares” with “Hedge Positions” in clause (X) thereof; and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:

Applicable; provided that:

(i)            Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and inserting the following phrase at the end of such Section:

“For the avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii)           Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Applicable.

Hedging Party:	Deutsche for all applicable Additional Disruption Events

Determining Party:	Deutsche for all applicable Extraordinary Events

Acknowledgements:

Non-Reliance:	Applicable

Agreements and Acknowledgements
Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

Mutual Representations: Each of Deutsche and Counterparty represents and warrants to, and agrees with, the other party that:

(i)            Tax Disclosure.  Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(ii)           Commodity Exchange Act.  It is an “eligible contract participant” within the meaning of the U.S. Commodity Exchange Act, as amended (the “CEA”).  The Transaction has been subject to individual negotiation by the parties.  The Transaction has not been executed or traded on a “trading facility” as defined in the CEA.

(iii)          Securities Act.  It is a “qualified institutional buyer” as defined in Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

Counterparty Representations: In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents, warrants, acknowledges and covenants that:

(i)            Counterparty is not as of the Trade Date, and shall not be after giving effect to the transactions contemplated hereby, “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase 19,349,825 Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation or organization.

(ii)           Counterparty shall immediately provide written notice to Deutsche upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default or a Potential Adjustment Event; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Deutsche in connection with this Transaction until such information no longer constitutes material non-public information.  In addition, promptly following notice under the Indenture of any adjustment that is made under the Indenture on account of any Potential Adjustment Event, Counterparty shall provide written notice to Deutsche of such adjustment.

(iii)          Counterparty’s financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness.

(iv)          Counterparty’s investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and Counterparty is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction.

(v)           The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 2 of the Purchase Agreement dated as of the Trade Date between Counterparty and Deutsche Bank Securities Inc. as representative of the initial purchasers party thereto (the “Purchase Agreement”) are true and correct and are hereby deemed to be repeated to Deutsche as if set forth herein.

(vi)          Counterparty understands, agrees and acknowledges that Deutsche has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law.

(vii)         Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act.

(viii)        Counterparty understands, agrees and acknowledges that no obligations of Deutsche to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Deutsche or any governmental agency.

(ix)          (A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Deutsche or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Deutsche or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(x)           Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Deutsche is not making any representations or warranties with respect to the treatment of the Transaction under ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity and ASC Topic 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (or any successor issue statements), or under any other accounting guidance.

(xi)          Counterparty is not entering into the Transaction and will not make any election hereunder or under the Convertible Notes for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for the Shares), in either case in violation of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(xii)         Counterparty’s filings under the Exchange Act and other applicable securities laws that are required to be filed have been filed and, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(xiii)        Counterparty has not violated, and shall not directly or indirectly violate, any applicable law (including, without limitation, the Securities Act and the Exchange Act) in connection with the Transaction.

(xiv)        Counterparty shall deliver to Deutsche on the Effective Date an opinion of counsel, dated as of such date and reasonably acceptable to Deutsche in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and such other matters as Deutsche may reasonably request.

Miscellaneous:

No Set-Off.  Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

Qualified Financial Contracts.  It is the intention of the parties that, in respect of Counterparty, (a) the Transaction shall constitute a “qualified financial contract” within the meaning of 12 U.S.C. Section 1821(e)(8)(D)(i) and (b) a Non-defaulting Party’s rights under Sections 5 and 6 of the Agreement constitute rights of the kind referred to in 12 U.S.C. Section 1821(e)(8)(A).

Method of Delivery.  Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through Agent.  In addition, all notices, demands and communications of any kind relating to the Transaction between Deutsche and Counterparty shall be transmitted exclusively through Agent.

Staggered Settlement.  Deutsche may, by notice to Counterparty on or prior to any Settlement Date on which Deutsche would be required to deliver Shares hereunder (a “Nominal Settlement Date”), elect to deliver such Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, Deutsche will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related “Conversion Period” or Extended Conversion Period, as the case may be) or delivery times and how it will allocate the Shares it is required to deliver under “Settlement” above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that Deutsche will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Deutsche would otherwise be required to deliver on such Nominal Settlement Date.

Additional Termination Events.  The occurrence of (i) an “Event of Default” with respect to Counterparty under the terms of the Convertible Notes as set forth in Section 6.01 of the Indenture, (ii) an Amendment Event or (iii) an Early Conversion Event shall be an Additional Termination Event, in each case with the Transaction as the sole Affected Transaction and Counterparty as the sole Affected Party and Deutsche as the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement. For the avoidance of doubt, the relevant Early Termination Amount in respect of an Amendment Event shall be calculated without giving effect to the relevant amendment.

With respect to an Early Conversion Event, the Additional Termination Event shall occur with respect to the Affected Portion and Deutsche shall be required to designate an Early Termination Date pursuant to Section 6(b) of the Agreement (but, for the avoidance of doubt, shall not be obligated to do so with respect to any other Additional Termination Event), which, notwithstanding anything to the contrary in the Agreement, shall not occur earlier than the settlement date for the conversion of the related Convertible Notes.  In the case of an Early

Conversion Event, (A) the amount payable pursuant to Section 6 of the Agreement with respect to the Transaction shall be determined as if an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Note Hedging Units equal to the Affected Portion and (B) for the avoidance of doubt, such Transaction shall remain in full force and effect except that the Number of Hedging Units shall be reduced by the number of Note Hedging Units included in the Affected Portion.  Counterparty shall, within one Exchange Business Day of any Conversion Date occurring prior to the Cut-off Date, provide notice to Dealer of the number of Convertible Notes converted on such Conversion Date (an “Early Conversion Notice”).  Without limiting Section 6 of the Agreement and for further clarity, the amount payable pursuant thereto upon an Early Conversion Event may take into account any losses and shall take into account any gains related to (i) Deutsche’s hedge positions during the Extended Conversion Period if the Early Conversion Event occurred during such period, regardless of whether such losses occurred prior to such Early Conversion Event or (ii) a deficient or late Early Conversion Notice.  With respect to an Additional Termination Event related to an Early Conversion Event, Counterparty shall have the right to elect to receive such Early Termination Amount in cash, in Shares in lieu of cash or a combination of both; provided that following Deutsche notifying Counterparty of its designation of an Early Termination Date, Counterparty shall promptly provide Deutsche with written notice (i) of Counterparty’s election with respect to the portion of the Early Termination Amount it has elected to receive in Shares and (ii) that Counterparty represents and warrants that on the date of such election Counterparty is not in possession of any material non-public information regarding Counterparty or the Shares. If Counterparty has elected to receive Shares in respect to the Early Termination Amount, Deutsche shall deliver to Counterparty, within a commercially reasonable period of time after the applicable Early Conversion Date, a number of shares equal to (A) the portion of the cash value of the Early Termination Amount Counterparty has elected to receive in Shares divided by (B) a price per Share determined by the Calculation Agent in good faith and in a commercially reasonable manner.

“Amendment Event” means that Counterparty amends, modifies, supplements, waives or obtains a waiver with respect to any material term of the Indenture or the Convertible Notes relating to conversion of the Convertible Notes (including, without limitation, changes to the conversion rate, conversion settlement dates, conversion rate adjustment provisions or conversion conditions) without the consent of Deutsche, whose consent will not be unreasonably withheld; provided that entry into a Merger Supplemental Indenture shall not constitute an Amendment Event.

“Early Conversion Event” means the occurrence of any Conversion Date prior to the Cut-off Date.

“Affected Portion” means, with respect to an Early Conversion Event, a number of Note Hedging Units equal to the lesser of (i) the number of Convertible Notes in denominations of USD 1,000 principal amount converted on the relevant Conversion Date prior to the Cut-off Date and (ii) the Number of Note Hedging Units as of the relevant Early Termination Date.

Disposition of Hedge Shares.  Counterparty hereby agrees that if, in the good faith reasonable judgment of Deutsche, the Shares (the “Hedge Shares”) acquired by Deutsche or any of its affiliates (collectively for the purposes of this paragraph only, “Deutsche”) for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Deutsche without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Deutsche to sell the Hedge Shares in a registered offering, make available to Deutsche an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and enter into an agreement, in form and substance reasonably satisfactory to Deutsche, substantially in the form of an underwriting agreement for a registered offering provided, however, that if Deutsche, in its commercially reasonable determination, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty; (ii) in order to allow Deutsche to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance reasonably satisfactory to Deutsche, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Deutsche, due diligence rights (for Deutsche or any designated buyer of the Hedge Shares from Deutsche), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to

Deutsche (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its commercially reasonable determination, to compensate Deutsche for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Deutsche at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Deutsche.  “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page VVUS <equity> AQR (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, or is, in the Calculation Agent’s reasonable discretion, erroneous, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using, if practicable, a volume-weighted method).  This paragraph shall survive the termination, expiration or early unwind of the Transaction.

Status of Claims in Bankruptcy.  Deutsche acknowledges and agrees that this Confirmation is not intended to convey to Deutsche rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Deutsche’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction other than during Counterparty’s bankruptcy; provided, further, that nothing herein shall limit or shall be deemed to limit Deutsche’s rights in respect of any transactions other than the Transaction.

No Collateral.  Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions, or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

Securities Contract; Swap Agreement.  The parties hereto intend that Deutsche is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code.  The parties hereto further intend (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” or a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” a “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Deutsche is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

Repurchase Notices.  Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, provide Deutsche with a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Unit Equity Percentage as determined on such day is (a) equal to or greater than 8% and (b) greater by 0.5% or more than the Unit Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater by 0.5% or more than the Unit Equity Percentage as of the date hereof).  The “Unit Equity Percentage” as of any day is the fraction, expressed as a percentage, (i) the numerator of which is the sum of (A) the product of the number of Note Hedging Units and the Note Hedging Unit Entitlement and (B) the number of Shares underlying any other call option transaction between Dealer as seller and Counterparty as buyer, and (ii) the denominator of which is the number of Shares outstanding on such day.  Counterparty agrees to indemnify and hold harmless Deutsche and its affiliates and their respective officers, directors, employees, advisors, agents and controlling persons (each, a “Section 16 Indemnified Person”) from and against any and all losses (including losses relating to Deutsche’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, to which a Section 16 Indemnified Person may become subject, as a result of Counterparty’s failure to provide Deutsche with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days upon written request, each of such Section 16 Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing.  If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Section 16 Indemnified Person, such Section 16 Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Section 16 Indemnified Person, shall retain counsel reasonably satisfactory to the Section 16 Indemnified Person to represent the Section 16 Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding.  Counterparty shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Section 16 Indemnified Person from and against any loss or liability by reason of such settlement or judgment.  In any such proceeding, any Section 16 Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Section 16 Indemnified Person unless (i) Counterparty and such Section 16 Indemnified Person shall have mutually agreed to the contrary; (ii) Counterparty has failed within a reasonable time to retain counsel reasonably satisfactory to such Section 16 Indemnified Person; (iii) such Section 16 Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to Counterparty; or (iv) the named parties in any such proceeding (including the impleaded parties) include both Counterparty and the Section 16 Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them. Counterparty shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Section 16 Indemnified Persons, and all such fees and expenses shall be paid or reimbursed as they are incurred. Counterparty shall not, without the prior written consent of the Section 16 Indemnified Person (such consent not to be unreasonably withheld), effect any settlement of any pending or threatened proceeding in respect of which any Section 16 Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Section 16 Indemnified Person, unless such settlement includes an unconditional release of such Section 16 Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Section 16 Indemnified Person.  If the indemnification provided for in this paragraph is unavailable to a Section 16 Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty, in lieu of indemnifying such Section 16 Indemnified Person thereunder, shall contribute to the amount paid or payable by such Section 16 Indemnified Person as a result of such losses, claims, damages or liabilities.  The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Section 16 Indemnified Person at law or in equity.  The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

Alternative Calculations and Deutsche Payment on Early Termination and on Certain Extraordinary Events.  If Deutsche owes Counterparty any amount in connection with the Transaction pursuant to Sections 12.2, 12.3 (and “Consequences of Merger Events” above), 12.6, 12.7 or 12.9 of the Equity Definitions (except in the case of an Extraordinary Event that (x) is within Counterparty’s control or (y) as a result of which the Shares have changed into cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the case of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default or a Termination Event that resulted from an event or events outside Counterparty’s control) (a “Deutsche Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Deutsche to satisfy any such Deutsche Payment Obligation by delivery of Termination Delivery Units (as defined below) by (A) giving irrevocable telephonic notice to Deutsche, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Early Termination Date or other date the transaction is terminated, as applicable (“Notice of Deutsche Termination Delivery”) and (B) remaking the representation set forth under “No Material Non-Public Information” below on the date of such notice; provided that if Counterparty does not validly so elect (or is not permitted to elect) to require Deutsche to satisfy its Deutsche Payment Obligation by delivery of Termination Delivery Units, Deutsche shall have the right, in its sole discretion, to elect to satisfy its Deutsche Payment Obligation by delivery of Termination Delivery Units.  Within a commercially reasonable period of time following receipt of a Notice of

Deutsche Termination Delivery or delivery by Deutsche of notice of its election to satisfy the Deutsche Payment Obligation by delivery of Termination Delivery Units, Deutsche shall deliver to Counterparty a number of Termination Delivery Units having a cash value equal to the amount of such Deutsche Payment Obligation (as determined by the Calculation Agent in a commercially reasonable manner).  If the provisions set forth in this paragraph are applicable, the provisions of Sections 9.8, 9.9, 9.11 (modified as described above) and 9.12 of the Equity Definitions shall be applicable, except that all references to “Shares” shall be read as references to “Termination Delivery Units”. In addition, notwithstanding anything to the contrary in the Equity Definitions, Deutsche may, in whole or in part, deliver securities comprising Termination Delivery Units in certificated form to Counterparty in lieu of delivery through the Clearance System.

“Termination Delivery Unit” means one Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of an Insolvency, Nationalization or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as determined by the Calculation Agent.  If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, the Calculation Agent shall determine the composition of such consideration in a commercially reasonable manner.

Regulation M.  Counterparty is not on the date hereof engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Sections 101(b)(10) and 102(b)(7) of Regulation M under the Exchange Act.  Counterparty shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

No Material Non-Public Information.  Counterparty represents and warrants to Deutsche that it is not aware of any material nonpublic information concerning itself, the Shares or option contracts related to the Shares.

Right to Extend.  Without duplication of any other adjustment that Deutsche may make hereunder, Deutsche may in a commercially reasonable manner postpone any potential Exercise Date or Settlement Date or postpone or extend any other date of valuation or delivery with respect to some or all of the relevant Note Hedging Units (in which event the Calculation Agent shall make appropriate adjustments to the Settlement Amount for such Note Hedging Units), if Deutsche determines, in its commercially reasonable discretion, that (a) a Regulatory Disruption has occurred or (b) such extension is reasonably necessary to (i) preserve Deutsche’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or (ii) enable Deutsche to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Deutsche were the Issuer or an affiliated purchaser of the Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Deutsche. “Regulatory Disruption” shall mean any event that Deutsche reasonably determines makes it necessary with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures, for Deutsche to refrain from or decrease any market activity in connection with the Transaction. If Deutsche makes any postponement or extension pursuant to this paragraph, Deutsche shall provide written notice to Counterparty containing a reasonable justification therefor.

Transfer or Assignment.  Counterparty may not transfer any of its rights or obligations under the Transaction without the prior written consent of Deutsche.  For the avoidance of doubt, Deutsche may condition its consent on any of the following, without limitation: (i) the receipt by Deutsche of opinions and documentation reasonably satisfactory to Deutsche in connection with such transfer, (ii) such transfer being effected on terms reasonably satisfactory to Deutsche with respect to any legal and regulatory requirements relevant to Deutsche, (iii) the transferee being a United States person (as defined in the Internal Revenue Code of 1986, as amended), (iv) that, in Deutsche’s reasonable determination, Deutsche will not be required, as a result of such transfer, to pay the transferee an amount under Section 2(d)(i)(4) of the Agreement greater than the amount, if any, that Deutsche would have been required to pay to Counterparty in the absence of such transfer, (v) that, in Deutsche’s reasonable determination, no Event of Default, Potential Event of Default or Termination Event will occur as a result of such transfer and (vi) that Counterparty will continue to be obligated to provide notices hereunder relating to the Convertible Notes and will continue to be obligated under the provisions set forth under “Disposition of Hedge Shares” and “Repurchase Notices” herein.  In addition, Deutsche may transfer or assign all or a portion of its Note Hedging Units hereunder at any time without the consent of Counterparty to (x) any of its affiliates that has a long term rating of unsecured, unsubordinated indebtedness that is equal to or better than Deutsche’s at the time of such transfer or assignment or (y) any third party with a rating (or whose guarantor has a rating) for its long term, unsecured and unsubordinated indebtedness of A+ or better by Standard & Poor’s Ratings Services or its successor (“S&P”), or A1 or better by Moody’s Investors Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed in good faith by Counterparty and Deutsche.

If, as determined in Deutsche’s sole discretion, (a) at any time (1) the Section 16 Equity Percentage exceeds 8% or (2) Deutsche, Deutsche Group (as defined below) or any person whose ownership position would be aggregated with that of Deutsche or Deutsche Group (Deutsche, Deutsche Group or any such person, a “Deutsche Person”) under any federal, state or local (including non-U.S.) laws, rules, regulations or regulatory orders, or any organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership, or could be reasonably viewed as meeting any of the foregoing, in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting, registration, filing or notification obligations or other requirements (including obtaining prior approval by a state, federal or non-U.S. regulator) of a Deutsche Person, or could result in an adverse effect on a Deutsche Person, under Applicable Restrictions, as determined by Deutsche in its reasonable discretion, and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”), and (b) Deutsche is unable, after commercially reasonable efforts, to effect a transfer or assignment on pricing and terms and within a time period reasonably acceptable to it of all or a portion of this Transaction pursuant to the preceding paragraph such that an Excess Ownership Position no longer exists, Deutsche may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that an Excess Ownership Position no longer exists following such partial termination.  In the event that Deutsche so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Note Hedging Units equal to the Terminated Portion, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions set forth under the caption “Alternative Calculations and Deutsche Payment on Early Termination and on Certain Extraordinary Events” shall apply to any amount that is payable by Deutsche to Counterparty pursuant to this sentence).  The “Section 16 Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Deutsche and any of its affiliates subject to aggregation with Deutsche for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Deutsche (collectively, “Deutsche Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day (or to the extent that the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number) and (B) the denominator of which is the number of Shares outstanding on such day.

Designation by Deutsche.  Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Deutsche to purchase, sell, receive or deliver any shares or other securities to or from Counterparty, Deutsche may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Deutsche’s obligations in respect of the Transaction and any such designee may assume such obligations.  Deutsche shall be discharged of its obligations to Counterparty to the extent of any such performance.

Matters Related to Agent.  Each party agrees and acknowledges that (i) Agent acts solely as agent on a disclosed basis with respect to the Transaction, and (ii) Agent has no obligation, by guaranty, endorsement or otherwise, with respect to the obligations of either Counterparty or Deutsche hereunder, either with respect to the delivery of cash or Shares, either at the beginning or the end of the Transaction.  In this regard, each of Counterparty and Deutsche acknowledges and agrees to look solely to the other for performance hereunder, and not to Agent.

Severability; Illegality.  Notwithstanding anything to the contrary in the Agreement, if compliance by either party with any provision of the Transaction would be unenforceable or illegal, (a) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (b) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

Waiver of Jury Trial.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION.  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

Wall Street Transparency and Accountability Act.  In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Deutsche and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Deutsche and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Deutsche shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the “Daily VWAP”; and (D) any market activities of Deutsche and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the “Daily VWAP”, each in a manner that may be adverse to Counterparty.

Early Unwind.  In the event the sale of the “Firm Securities” (as defined in the Purchase Agreement) is not consummated with the initial purchasers thereof for any reason by the close of business in New York on May 21, 2013 (or such later date as agreed upon by the parties) (May 21, 2013 or such later date as agreed upon being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (a) the Transaction and all of the respective rights and obligations of Deutsche and Counterparty under the Transaction shall be cancelled and terminated and (b) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that Counterparty shall purchase from Deutsche on the Early Unwind Date all Shares purchased by Deutsche or one or more of its affiliates.  The amount payable by Counterparty shall be Deutsche’s (or its affiliates) actual cost of such Shares and shall be paid in immediately available funds on the Early Unwind Date.  Deutsche and Counterparty represent and acknowledge to the other that, subject to the proviso included in the second preceding sentence, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default or Termination Event within Counterparty’s control) and, as a result, Counterparty owes to Deutsche an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Deutsche any amount under “Consequences of Merger Events” above (other than as a result of a Merger Event that resulted from an event or events within Counterparty’s control), such amount shall be deemed to be zero.

Governing Law; Jurisdiction:        THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.  THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

Contact information. For purposes of the Agreement (unless otherwise specified in the Agreement), the addresses for notice to the parties shall be:

(a) Counterparty

VIVUS, Inc.
1172 Castro Street
Mountain View, CA 94040
Attention:	Timothy E. Morris

Telephone:	650-934-5200
Fax:	650-934-5389

with a copy to:

VIVUS, Inc.
1172 Castro Street
Mountain View, CA 94040
Attention:	John L. Slebir

Telephone:	650-934-5200
Fax:	650-934-5389

(b) Deutsche

Deutsche Bank AG, London Branch
c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Attention:	Andrew Yaeger

Telephone:	(212) 250-2717
Email:	Andrew.Yaeger@db.com

with a copy to:

Deutsche Bank AG, London Branch
c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, New York 10005
Attention:	Faiz Khan

Telephone:	(212) 250-0668
Email:	Faiz.Khan@db.com

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Deutsche a facsimile of the fully-executed Confirmation to Deutsche at 44 113 336 2009.  Originals shall be provided for your execution upon your request.

We are very pleased to have executed the Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Lars Kestner
Name: Lars Kestner
Title: Managing Director

By:	/s/ Michael Sanderson
Name: Michael Sanderson
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.,

acting solely as Agent in connection with this Transaction

By:	/s/ Lars Kestner
Name: Lars Kestner
Title: Managing Director

By:	/s/ Michael Sanderson
Name: Michael Sanderson
Title: Managing Director

Counterparty hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.

VIVUS, INC.

By:	/s/ Leland F. Wilson
Name: Leland F. Wilson
Title: Chief Executive Officer

ANNEX A

The Cap Price and Premium for the Transaction is set forth below.

Cap Price:	USD20.00

Premium:	USD30,140,000

A-1